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                            EXHIBIT 11

         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
            (in thousands, except per share amounts)



                              For The Three Months Ended June 30,
                                   1996                   1995
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              15,399      15,399      13,610      13,610
  Shares available under
     options                   651         693         534         574
  Issuable upon conversion
     of debentures             -         2,636         -         4,220
                           -------     -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding        16,050      18,728      14,144      18,404
                           =======     =======     =======     =======


Net earnings               $12,900     $12,900     $ 7,826     $ 7,826
Interest expense, net,
  on debentures                -           428         -           712
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $12,900     $13,328     $ 7,826     $ 8,538
                           =======     =======     =======     =======

Per share                  $   .80     $   .71     $   .55     $   .46
                           =======     =======     =======     =======

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